Exhibit 5

                                                             March 29, 1996



Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts  02110

Dear Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on February 2, 1996, as amended by Amendment No. 1 filed on March 15, 1996 and Amendment No. 2 filed on March 22, 1996 in connection with the registration under the Securities Act of 1933, as amended, of Securities having a public offering price of up to an aggregate of $1,488,400,000 (or the equivalent thereof if any of the securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")) pursuant to an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415.

     We are rendering this opinion in connection with the sale by the Company of up to $1,313,400,000 principal amount of the Company's Senior Medium-Term Notes, Series J and Subordinated Medium-Term Notes, Series K, including $300,000,000 principal amount of Senior Retail Medium-Term Notes, Series J and Subordinated Retail Medium-Term Notes, Series K (collectively, the "Notes"),

     We have served as counsel for the Company and, as such, assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

     (1) The Restated Articles of Incorporation of the Company, as amended;

     (2)  The By-Laws of the Company;

     (3)  The Final Prospectus;

     (4)  The Indenture dated as of October 1, 1992 (the "Senior
          Indenture"), by and between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), providing for the issuance of Notes which constitute senior securities;

     (5) The Indenture dated as of October 1, 1992, as amended by a First Supplemental Indenture dated November 30, 1992 (the "Subordinated Indenture" and together with the Senior Indenture, the "Indentures"), by and between the Company and the



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          Trustee, providing for the issuance of Notes which constitute subordinated securities;

     (6)  Specimen Certificates of the Notes.

     (7) The Distribution Agreement between the Company and Fleet National Bank, pursuant to which the Notes will be issued; and

     (8) All corporate minutes and proceedings of the Company relating to the issuance of the Notes.

     We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Securities. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We have assumed that the Notes are duly executed and delivered in substantially the forms reviewed by us.

     We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

     Based upon such examination, it is our opinion that the Notes when issued and paid for, will be legally issued, fully paid and non-assessable.

     V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, Fleet Bank, National Association and Fleet Bank of Massachusetts, National Association, wholly-owned subsidiaries of the Company, and beneficially owns 4,052 shares of Common Stock of the Company.

     We consent to the use of this opinion as an exhibit to the Form 8-K filed to report the issuance of the Securities.

                                   Very truly yours,



                                   /s/ EDWARDS & ANGELL
                                   --------------------------
                                   Edwards & Angell